     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 6, 2000



                                                      REGISTRATION NO. 333-31140

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ---------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ---------------------------

                               ATHEROGENICS, INC.
             (Exact name of Registrant as specified in its charter)

                GEORGIA                                    2834                                  58-2108232
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                 Identification Number)

                             8995 WESTSIDE PARKWAY
                           ALPHARETTA, GEORGIA 30004
                                 (678) 336-2500
    (Address, including zip code, and telephone number,including area code, of Registrant's principal executive offices)
                          ---------------------------

                        RUSSELL M. MEDFORD, M.D., PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               ATHEROGENICS, INC.
                             8995 WESTSIDE PARKWAY
                           ALPHARETTA, GEORGIA 30004
                                 (678) 336-2500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ---------------------------

                                   Copies to:

           LEONARD A. SILVERSTEIN, ESQ.                            ALAN L. JAKIMO, ESQ.
            LONG ALDRIDGE & NORMAN LLP                               BROWN & WOOD LLP
            SUNTRUST PLAZA, SUITE 5300                      ONE WORLD TRADE CENTER, 58TH FLOOR
               303 PEACHTREE STREET                              NEW YORK, NEW YORK 10048
            ATLANTA, GEORGIA 30308-3201                               (212) 839-5300
                  (404) 527-4000

                          ---------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                          ---------------------------

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM
                                                                   AGGREGATE            AMOUNT OF
                   TITLE OF EACH CLASS OF                          OFFERING           REGISTRATION
                SECURITIES TO BE REGISTERED                       PRICE(1)(2)            FEE(3)
------------------------------------------------------------------------------------------------------
Common Stock, no par value per share........................     $100,000,000          $26,400.00
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------


    (1) Includes the dollar value of shares that the underwriters have the option to purchase to cover over-allotments, if any.
    (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

    (3) This amount has been previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     The purpose of this Amendment No. 1 to the Registration Statement is solely to file certain exhibits to the Registration Statement, as set forth below in
Item 16(a) of Part II.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee.........  $26,400
National Association of Securities Dealers, Inc. filing
  fee.......................................................   10,500
Nasdaq National Market listing fee..........................        *
Printing fees...............................................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Blue sky fees and expenses..................................        *
Transfer agent and registrar fees...........................        *
Miscellaneous fees..........................................        *
                                                              -------
          Total.............................................  $
                                                              =======

---------------

* To be completed by amendment.

     The foregoing, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee, are estimates.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Fourth Amended and Restated Articles of Incorporation eliminate, as permitted by Section 14-2-202(b)(4) of the Georgia Business Corporation Code, the personal liability of directors and officers for monetary damages to the corporation or its shareholders for breach of their duty of care and other duties; provided, however, that our Articles of Incorporation and Section 14-2-202(b)(4) of the Georgia Code do not permit us to eliminate or limit liability for (1) a breach of duty involving appropriation of a business opportunity of ours; (2) an act or omission which involves intentional misconduct or a knowing violation of law; (3) any transaction from which an improper personal benefit is derived; or (4) any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Code. In addition, if at any time the Georgia Code is amended to authorize further elimination or limitation of personal liability, then the liability of each of our directors and officers shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Georgia Code require such action.

     Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees and agents. Section 14-2-851 of the Georgia Code provides for indemnification of any of our directors for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, in which he may become involved by reason of being a member of our board of directors. Section 14-2-851 also provides such indemnity for directors who, at our request, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or another enterprise. Section 14-2-851 permits indemnification if the director acted in a manner he believed in good faith to be in or not opposed to our best interest and, in addition, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses, including attorneys' fees, incurred with respect to a proceeding. However, if the director is adjudged liable to us in a derivative action or on the basis that personal benefit was improperly received by him, the director will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 14-2-854.

     Section 14-2-852 of the Georgia Code provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors, are entitled to indemnification against reasonable expenses as of right. Conversely, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Section 14-2-855 of the Georgia Code, as follows: (1) if there are two or more disinterested members of the board of directors, by the majority vote of a quorum of the disinterested members of the board of directors, (2) by a majority of the members of a committee of two or more disinterested directors, (3) by special legal counsel or (4) by the shareholders, but, in such event, the shares owned by or voted under the control of directors seeking indemnification may not be voted.

     Section 14-2-857 of the Georgia Code provides that an officer who is not a director has the mandatory right of indemnification granted to directors under
Section 14-2-852, as described above. In addition, we may, as provided by our Articles, Bylaws, general or specific actions by our board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

     We plan to enter into indemnification agreements with each of our directors and certain executive officers. The indemnification agreements set forth certain procedural matters relating to indemnification, including the manner in which an indemnified party may make a claim and the right of an indemnified party to court adjudication of his or her claim if we deny such indemnification.

     Our officers and directors are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged "wrongful act," including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. We pay the cost of such insurance as permitted by our Bylaws and the laws of the State of Georgia.

     Reference is hereby made to Section        of the underwriting agreement,
the form of which will be filed as Exhibit 1.01 hereto, in which the underwriters agree to indemnify our directors and officers and certain other persons against certain civil liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In the three years preceding the filing of this registration statement, we have sold and issued the following securities:

          1. In April, May and August 1999, we issued an aggregate of 5,899,999 shares of Series C convertible preferred stock to 21 investors for a consideration of $3.00 per share, or an aggregate of $17,699,997 before expenses of the private placements of approximately $164,000. In accordance with the terms of the Series C convertible preferred stock, each share of Series C convertible preferred stock will be converted into one share of our common stock immediately prior to the consummation of the public offering.

          2. In August and December 1998, we issued $6,150,000 principal amount notes bearing interest at a rate per annum equal to the prime rate as published in The Wall Street Journal plus 2%. At that time we also issued warrants exercisable for 200,001 shares of our Series B convertible preferred stock. In April 1999 we issued warrants exercisable for 205,002 shares of our Series C convertible stock to the noteholders as consideration for extending the maturity of the notes. The notes and, at the option of the noteholders, the accrued and unpaid interest on the notes were converted into 2,140,357 shares of our Series C convertible preferred stock in April 1999. In accordance with the terms of the Series B convertible preferred stock and the Series C convertible preferred stock, each share of convertible preferred stock will be converted into one share of our common stock immediately prior to the consummation of the public offering.

          3. From January 1, 1997 through February 18, 2000, we granted incentive stock options and nonqualified stock options to purchase an aggregate of 3,097,000 shares of our common stock at exercise prices ranging from $.30 to $.38 per share to employees and directors under our 1995 Stock Option Plan and our 1997 Equity Ownership Plan, and issued an aggregate of 254,597 shares upon the exercise of these and previously granted options. Of these options granted, options to purchase 408,328 shares of common stock have been canceled.

          4. In July 1998, we issued to Cousins Properties, Inc. a warrant to purchase 50,000 shares of our Series B-1 convertible preferred stock at an exercise price of $5.00 per share. This warrant will be converted into a warrant to purchase 50,000 shares of our common stock at an exercise price of $5.00 per share immediately prior to the consummation of the public offering in accordance with the terms of the Series B-1 convertible preferred stock.

          5. In December 1998, we issued to Long Aldridge & Norman LLP 16,666 shares of Series B convertible stock for consideration of $3.00 per share or an aggregate of $49,998 in legal fees incurred by AtheroGenics in 1998. In accordance with the terms of the Series B convertible preferred stock, each share of Series B convertible preferred stock will be converted into one share of our common stock prior to the consummation of the public offering.

          6. In April 1999, we issued to Long Aldridge & Norman LLP 16,666 shares of Series C convertible stock for consideration of $3.00 per share or an aggregate of $49,998 in legal fees incurred by AtheroGenics in 1998. In accordance with the terms of the Series C convertible preferred stock, each share of Series C convertible preferred stock will be converted into one share of our common stock prior to the consummation of the public offering.

          7. In October 1997, we issued to Phoenix Leasing Incorporated a warrant to purchase 2,200 shares of Series B convertible preferred stock at an exercise price of $3.00 per share in connection with the Master Lease Agreement between Phoenix Leasing and us dated November 1, 1995. This warrant will be converted into a warrant to purchase 2,200 shares of our common stock at an exercise price of $3.00 per share immediately prior to the consummation of the public offering in accordance with the terms of the Series B convertible preferred stock.

     No underwriters were involved in the foregoing sales of securities. The issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering, or, in the case of some options to purchase common stock, Rule 701 of the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are filed herewith:

 EXHIBIT
   NO.             DESCRIPTION
 -------           -----------
    1.01*      --  Form of Underwriting Agreement.
    3.01*      --  Form of Fourth Amended and Restated Articles of
                   Incorporation of AtheroGenics, Inc.
    3.02*      --  Form of Third Amended and Restated Bylaws of AtheroGenics,
                   Inc.
    4.01*      --  Form of Common Stock Certificate.

 EXHIBIT
   NO.             DESCRIPTION
 -------           -----------
   4.02**      --  Amended and Restated Master Rights Agreement dated October
                   31, 1995, as amended by First Amendment dated November 1,
                   1995; Second Amendment dated July 30, 1996; Third Amendment dated April 13, 1999; Fourth Amendment dated May 11, 1999;
                   and Fifth Amendment dated August 30, 1999.
    4.03*      --  Applicable provisions of Fourth Amended and Restated
                   Articles of Incorporation and Third Amended and Restated
                   Bylaws of AtheroGenics, Inc. (to be incorporated by
                   reference to Exhibits 3.01 and 3.02).
    5.01*      --  Opinion of Long Aldridge & Norman LLP (including consent).
   10.01+      --  Exclusive License Agreements dated October 22, 1999 by and between AtheroGenics, Inc. and each of Schering-Plough Ltd.
                   and Schering Corporation.
   10.02+      --  Exclusive License Agreement dated July 17, 1998 between The
                   Regents of the University of California and AtheroGenics,
                   Inc.
   10.03+      --  Exclusive License Agreement dated November 20, 1997 by and between the University of Rochester and AtheroGenics, Inc.
   10.04+      --  License Agreement dated January 11, 1995 between Emory
                   University and AtheroGenics, Inc.
   10.05+      --  Patent Purchase Agreement dated April 26, 1995 between
                   AtheroGenics, Inc. and Sampath Parthasarathy, together with
                   Services Agreement dated April 26, 1995 between
                   AtheroGenics, Inc. and Sampath Parthasarathy.
10.06+ ++      --  Sponsored Research Agreement dated October 14, 1996 between
                   Emory University and AtheroGenics, Inc.
  10.07**      --  AtheroGenics, Inc. 1995 Stock Option Plan, together with form of nonqualified stock option agreement.
  10.08**      --  AtheroGenics, Inc. 1997 Equity Ownership Plan, together with form of nonqualified and incentive stock option agreements.
  10.09**      --  Preferred Shares Purchase Warrant dated August 24, 1998 between AtheroGenics, Inc. and certain Lenders named
                   therein.
  10.10**      --  Series C Convertible Preferred Stock Purchase Warrants of
                   AtheroGenics, Inc.
  10.11**      --  Promissory Note dated April 1, 1999 between Inhibitex, Inc.
                   and AtheroGenics, Inc.
10.12**++      --  Lease Agreement dated June 19, 1998 between Cousins
                   Properties, Inc. and AtheroGenics, Inc.
10.13**++      --  Master Equipment Lease dated November 1, 1995 between
                   Phoenix Leasing Incorporated and AtheroGenics, Inc.
  23.01**      --  Consent of Ernst & Young LLP.
    23.02      --  Consent of Long Aldridge & Norman LLP (to be contained in
                   Exhibit 5.01).
  23.03**      --  Consent of King & Spalding.
  24.01**      --  Powers of Attorney.
  27.01**      --  Financial Data Schedule (for SEC use only).


---------------
  * To be filed by amendment.


 ** Previously filed.



 + Certain confidential information contained in this document has been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.


++ We agree to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to this agreement upon request by the Commission.

     (b) Financial Statement Schedules

     No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information which may be omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form or prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 6, 2000.

                                      ATHEROGENICS, INC.

                                      By:/s/ RUSSELL M. MEDFORD, M.D., PH.D.
                                         ---------------------------------------
                                             RUSSELL M. MEDFORD, M.D., PH.D.
                                          President and Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES
INDICATED:



                      NAME                                      TITLE                       DATE
                      ----                                      -----                       ----
PRINCIPAL EXECUTIVE OFFICER:

             /s/ RUSSELL M. MEDFORD               President and Chief Executive           March 6, 2000
------------------------------------------------    Officer, Director
               RUSSELL M. MEDFORD

PRINCIPAL FINANCIAL AND PRINCIPAL
  ACCOUNTING OFFICER:

             /s/ MARK P. COLONNESE                Vice President of Finance and           March 6, 2000
------------------------------------------------    Administration and Chief
               MARK P. COLONNESE                    Financial Officer

ADDITIONAL DIRECTORS:

                       *                          Director                                March 6, 2000
------------------------------------------------
                MICHAEL A. HENOS

                       *                          Director                                March 6, 2000
------------------------------------------------
               R. WAYNE ALEXANDER

                       *                          Director                                March 6, 2000
------------------------------------------------
                VAUGHN D. BRYSON

                       *                          Director                                March 6, 2000
------------------------------------------------
                 T. FORCHT DAGI

                       *                          Director                                March 6, 2000
------------------------------------------------
                 VIJAY K. LATHI

                       *                          Director                                March 6, 2000
------------------------------------------------
              ARDA MINOCHERHOMJEE

                       *                          Director                                March 6, 2000
------------------------------------------------
                ARTHUR M. PAPPAS

                       *                          Director                                March 6, 2000
------------------------------------------------
              RICHARD S. SCHNEIDER

                               [Signatures continued on following page.]

                      NAME                                      TITLE                       DATE
                      ----                                      -----                       ----
                       *                          Director                                March 6, 2000
------------------------------------------------
                WILLIAM A. SCOTT

           *By: /s/ MARK P. COLONNESE
   ------------------------------------------
               Mark P. Colonnese
                Attorney-in-fact